Exhibit 99.1

TOREADOR PROVIDES OPERATIONAL UPDATE; AKCAKOCA-3 WELL FLOW TESTS 18 MILLION CUBIC FEET OF GAS PER DAY FROM ONE ZONE

•	Well testing to continue with 25-meter upper zone test scheduled for next week
•	Hungarian re-entry flows 1.5 MMCFD of gas and 14 Bbl/d of oil from one zone
•	Surface casing set on Romanian Naeni-2 Bis well
•	South Akcakoca Sub-Basin project update

DALLAS, TEXAS – (December 21, 2006) – Toreador Resources Corporation (NASDAQ: TRGL) and its joint venture partners TPAO (the Turkish national oil company) and Stratic Energy Corporation today announced results from production testing of the deepest of seven potential pay zones in the Akcakoca-3 well, located in coastal Turkish waters of the Black Sea. The zone flow tested at a rate of approximately 18 million cubic feet of gas per day from 10 meters (33 feet) of perforations between 1,536 and 1,559 meters (5,040 and 5,116 feet) true vertical depth. Flowing pressure was approximately 1,200 pounds per square inch through a 48/64-inch diameter choke. Current plans call for the testing of the uppermost zone in the well, which has approximately 25 meters (82 feet) of net pay between 1,167 and 1,193 meters (3,830 and 3,915 feet) true vertical depth, next week. The well has been designed to accept a dual completion string to allow simultaneous gas production from both shallow and deep zones in the reservoir.

“The excellent flow test results confirm the analysis of our well logs last week,” said G. Thomas Graves III, President and Chief Executive Officer of Toreador. “Although we will not complete our present well testing program until next week, we felt it important to share these results with our investors before the beginning of the long holiday season.” Graves added that the company plans to provide another operational update in early January.

Last week the company announced that well logs from the Akcakoca-3 had indicated net pay of approximately 81 meters (266 feet) in seven potential pay zones. As noted, Toreador plans to test one more potential pay zone before suspending operations on the current well and beginning operations on the next well, the Akcakoca-4. The Akcakoca-4 will be drilled to evaluate a separate fault block along the Akcakoca trend in the deeper waters of the South Akcakoca Sub-basin project area.

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Hungarian re-entry well flows 1.5 MMCFD of gas and some associated oil during testing

The Ot-Ny-5 well in Hungary, which was successfully re-entered last week, flow tested 1.5 MMCFD of natural gas and 14 barrels of oil per day (along with recovered completion fluid) through a 7 millimeter (1/4”) diameter choke at 74 bars (1,073 psi) flowing pressure. Production logs indicate that the gas and oil came from about 1.5 meters (5 feet) of existing perforations between 943 and 944.5 meters (3,094 and 3,099 feet) in a Mesozoic carbonate section. Toreador is evaluating this new data and due to the encouraging results is developing a plan to test a potential oil column lower in the well. Currently, operations on the well are suspended until Toreador finishes drilling the Kiha-D-1 well, which was spudded earlier this week. The well is being drilled to an approximate measured depth of 1,000 meters (3,282 feet) to test an upper Pannonian sand.

Surface casing set on Romanian exploration well

Surface casing has been set at 300 meters (984 feet) in the Naeni-2 Bis well, which is scheduled to be drilled to a total depth of 1,400 meters (4,594 feet) to test Sarmation and Meotian sands. On the Naeni-6 location, the rig is ready to begin operations and is awaiting connection to the local power grid.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, not completing in a timely manner the restatements for the years ended December 31, 2003, 2004 and 2005 and for the quarters ended March 31, 2006 and June 30, 2006 and not filing in a timely manner the Form 10-Q for the quarter ended September 30, 2006, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional

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capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net